Exhibit 99.1

STONE ENERGY CORPORATION

Provides Drilling and Production Update

LAFAYETTE, LA. July 7, 2015

Stone Energy Corporation (NYSE: SGY) today provided a drilling and production update. In the Gulf of Mexico deepwater, operations at the Cardona #6 development well, located in Mississippi Canyon block 29, have been proceeding ahead of schedule and below budget, and drilling has been completed through the targeted zones. The well encountered approximately 288 feet of net pay in two intervals, similar to the Cardona #5 net pay of 275 feet. Analysis of logging and pressure data confirmed the existence of oil in the pay zones. The well has been successfully cased and cemented across all productive zones, the subsea tree has been installed and completion operations have begun. The well will be tied into our existing Cardona subsea infrastructure, which flows into Stone’s Pompano platform. It is expected that gross production from Cardona #6 will reach approximately 5,000 Boe per day (65% working interest) from the lower completion by late September. The upper completion is expected to have a similar production rate and will be accessed in the future by hydraulically shifting sleeves between the upper and lower completions.

Upon completion of the Cardona #6 well, the ENSCO 8503 deepwater drilling rig will be released for approximately 60 days to receive scheduled maintenance and to be outfitted with mooring capabilities. The rig will then be mobilized to Mississippi Canyon block 26 to finish the completion of the Amethyst discovery (100% working interest). Amethyst will also be tied back to the Pompano platform, where first production is expected early in the first quarter of 2016. Following the Amethyst completion, the rig is currently projected to drill the Cardona #7 development well and the Lamprey deep water exploration prospect.

Production for the second quarter is expected to be at or above the high end of the previous guidance range of 246-258 Mmcfe per day. The increase is a result of reduced scheduled third-party pipeline downtime in the GOM deepwater and flatter than expected production declines in Appalachia. Additional upward revisions in Appalachian production may be realized in the second quarter of 2015 earnings results pending participation elections by Stone’s operating partners.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration, development and production of properties in the Gulf of Mexico and Appalachian basins. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.

Guidance Disclosure

Guidance is subject to all the cautionary statements and limitations described below and under the caption “Forward Looking Statements”. Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required.

Forward Looking Statements

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include weather, the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.